January 4, 2000

Ms. Sally Weisberg
Executive Vice President
Integrated Health Services, Inc.
910 Ridgebrook Road
Sparks, MD 21152

Re: Amendment to Employment Agreement between Integrated Health Services, Inc. and Sally Weisberg

Dear Sally:

         This letter agreement amends and supplements the employment agreement dated December 1, 1998 (the "Employment Agreement") between you and Integrated Health Services, Inc. ("IHS"). Unless otherwise defined in this letter, all capitalized terms used have the meaning given to them in the Employment Agreement. To the extent of any inconsistency between your employment agreement and this letter, the terms of this letter agreement will control.

1.       SALARY & INITIAL BONUS

         A.       Base Salary

         Effective October 1, 1999 your annual base salary is $400,000.

         B.       Initial Bonus

         In recognition of your past contributions to IHS, your release of all claims you may have against IHS through the date of this agreement, and to induce you to enter into this agreement, upon execution of this letter, IHS will pay you an initial bonus (the "Initial Bonus") of $250,000. This is a one-time bonus that IHS will not include in any other calculation under your Employment Agreement.

2.       BONUS PROGRAMS

         A.       Retention Bonus

         IHS intends to adopt a Retention Bonus Program. After the program is adopted, you will participate in the Program until the earlier of: (i) the date IHS cancels the Retention Bonus Program or (ii) you are no longer a full time IHS employee. Pursuant to the Retention Bonus Program, IHS will pay you quarterly retention bonuses in such amounts as shall be determined by the Chief Executive Officer; provided, however, that, if the Retention Bonus Program is adopted your Retention Bonus for the fiscal year beginning October 1, 1999 (on an annualized basis) will be no less than $375,000, payable in equal quarterly installments in arrears, beginning on January 1, 2000. The Retention Bonus is in addition to the Performance Bonus referred to below.

         B.       Performance Bonus

         IHS has cancelled to discretionary bonus referred to in Paragraph 2.2. of the Employment Agreement. Instead of the discretionary bonus referred to in Paragraph 2.2 of the Employment Agreement, IHS will pay you a non-discretionary annual performance bonus (the "Annual Bonus") based on the achievement by IHS of the performance goals (the "Performance Goals") established by the Chief Executive Officer for each year (or portion thereof), which will include targets related to the earnings before interest, taxes, depreciation and amortization ("EBITDA") of IHS. The Chief Executive Officer will establish objective criteria to be used to determine the extent to which the Performance Goals have been satisfied; provided, however, if IHS meets or exceeds the year 2000 Performance Goals your Annual Bonus will be no less than $200,000.

3.       PARTICIPATION IN MANAGEMENT WELFARE PLANS

         IHS has cancelled the SERP referred to in Paragraph 2.3(f) of the Employment Agreement. In consideration of your release and waiver of any claims you may have against IHS relating to IHS' failure to continue the SERP, IHS promises that during your employment, you will be entitled to participate in all benefit plans and programs established or maintained by IHS for the benefit of its Executive Vice Presidents including, without limitation, all pension, retirement, savings, stock option and other employee benefit plans and programs.

4.       OPTIONS AND EQUITY OWNERSHIP

         IHS has cancelled the Employee Loan Plan. Instead, provided (a) you are still a full time IHS employee and (b) your division has met or exceeded the Performance Goals for the calendar year 2000, IHS agrees that, on or before March 1, 2001, it will review your equity ownership position in IHS and design (or include you in) a plan that will, to the maximum extent allowed by Delaware law, ameliorate, the dilutive effect of recent events on your ownership position in IHS. Specifically, if you are still employed by IHS on March 1, 2001, IHS will make a good faith effort to implement a stock ownership program (e.g., a stock option program or a stock-loan purchase program) that will permit you to acquire an equity position in IHS consistent with that of similarly experienced and similarly situated senior management in the nursing home industry.

5.       TERMINATION FOR GOOD REASON

         The definition of "Good Reason" set forth in Paragraph 3.2 of your Employment Agreement shall be supplemented as follows:

         "Good Reason" shall also include the occurrence of any of the following without your express written consent:

         (1) a material change in your reporting responsibilities (i.e., reporting to anyone other than Dr. Robert Elkins);

         (2) the failure by IHS to include you in any compensation plan or benefit plan provided by IHS to any of its Executive Vice Presidents;

         (3) the occurrence of any event which would constitute a "Good Reason" or a "Change of Control" under the employment agreement of IHS' Chief Executive Officer or President; or

         (4) the failure of the IHS to obtain (and deliver to you) promptly after any Change in Control an agreement to assume and agree to perform this Agreement; provided, further, that in addition to any rights accruing because of the successor's failure to assume your employment agreement, a successor's failure to assume this Agreement after a Change of Control shall release you from all obligations related to your employment by IHS including but not limited to all covenants against competition contained in any agreement between you and IHS.

6.       SEVERANCE

         Paragraphs 3.4 (a) & (b) of your Employment Agreement are deleted. Instead, if you resign for Good Reason or are terminated without cause:

(i) You are released from all obligations related to your employment. This release includes but is not limited to your obligation to repay those advances made to you conditioned on your acquiring or maintaining an equity position in IHS pursuant to the 1999 Employee Loan Program or any successor program established referred to in Paragraph 4 hereof.

(2)      Within fifteen days of your termination,  IHS will make a one-time lump
         sum   severance   payment  equal  to  your   preceding   twelve  months
         compensation.

Your severance is deemed "earned" on the day after you resign for Good Reason or you receive a notice of termination. All payments hereunder will be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

7.       DEFINITION OF "CAUSE"

         The definition of "Cause" in Paragraph 3.2 shall be supplemented by adding as "(v)":

         Executive will, at any time after the date of this Agreement, disparage IHS, any of its subsidiaries, or any of their shareholders, directors or officers.

8.       INDEMNIFICATION AS AN OFFICER

         In addition to the indemnities set forth in Paragraph 6.7, IHS agrees to secure the uninsured portion of all Director's and Officer's liability insurance policy by a trust or letter of credit.

IHS appreciates your continued loyalty and dedication. Please memorialize your acceptance of these changes to the Employment Agreement by signing and returning one copy of this letter to me.

Sincerely,



Robert N. Elkins
President & CEO

I have reviewed and understand this letter and have had the opportunity to review this letter with my attorneys. I accept the changes to the terms and conditions of my employment contained in this letter.


-------------------------
Sally Weisberg